EXHIBIT 4.7

[FORM OF NOTICE TO BENEFICIAL STOCKHOLDERS OF COMMON STOCK]

GENERAL FINANCE CORPORATION

NOTICE TO STOCKHOLDERS WHO ARE RECORD HOLDERS

Units consisting of One Share of Common Stock and One Warrant to Purchase 0.5 Shares of Common Stock
 Issuable Upon Exercise of Rights at $       per Unit

     Enclosed for your consideration is a prospectus dated [                    ], 2010 (the “Prospectus"), relating to the offering by General Finance Corporation, a Delaware corporation (the " Company ”), of subscription rights (the “ Rights Offering ”) to purchase Units (the “ Units ”) consisting of one share of common stock and a three-year warrant to purchase 0.5 shares of common stock at an exercise price of $4.00 per share by stockholders of record (“ Record Date Stockholders ”) as of 5:00 p.m., New York City time, on [                    ], 2010 (the “ Record Date ”).

     Pursuant to the offering, the Company is issuing one right (the “Rights”) for every two shares of our common stock held of record as of 5:00 p.m. Eastern Daylight Time to subscribe for one Unit, on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on [                    ], 2010 and ends at 5:00 p.m., New York City time, on [                    ], 2010, unless extended by the Company in its sole discretion (as it may be extended, the “ Expiration Date ”). The Rights, the Units and the shares of common stock and the warrant included in the Units will be listed on the NASDAQ Global Market. The Rights are transferable and will be listed for trading on the NASDAQ Capital Market under the symbol “GFNR” during the course of this offering.

     As described in the Prospectus, Record Date Stockholders will receive one (1) Right for every two shares of the Company’s common stock, $0.0001 par value, owned on the Record Date.

     One (1) Right will entitle the holder (the “Rights Holders”) at the subscription price of $     per Unit (the “ Basic Subscription Right ”) to purchase one share of common stock and one three-year warrant to purchase 0.5 shares of common stock at an exercise price of $4.00 per share.

     Rights Holders who fully exercise their Basic Subscription Right will be entitled to subscribe for additional Units that remain unsubscribed as a result of any unexercised Basic Subscription Right (the “ Over-Subscription Right ”). If requests for Units pursuant to the Basic Subscription Right exceed the number of Units available, the Units will be allocated pro-rata among Rights Holders based upon the number of Rights then held. Each Over-Subscription Right entitles the holder to subscribe for additional Units (calculated prior to the exercise of any Rights), provided that the Company retains the right to limit the exercise of over-subscription privileges if such exercise would cause a change of control, as defined in the agreements governing the indebtedness of the Company and its subsidiaries. If sufficient remaining Units are available, all over-subscription requests will be honored in full. If requests for Units pursuant to the Over-Subscription Right exceed the remaining Units available, the remaining Units will be allocated pro-rata among Rights Holders who over-subscribe based on the number of Rights then held. Rights may only be exercised for whole numbers of shares; no fractional Units or shares of common stock will be issued in the Rights Offering.

     The rights will be evidenced by subscription rights certificates (the “Subscription Certificates”).

     Enclosed are copies of the following documents:

1.	Prospectus, dated [ ], 2010; and

2.	Beneficial Owner Election Form.

     THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY ONLY BE MADE BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

     Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Units to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise any Rights. Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Rights on your behalf in accordance with the provisions of the offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. You will have no right to rescind your subscription after receipt of your payment of the subscription price, except as described in the Prospectus. Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

     If you wish to have us, on your behalf, exercise your Rights for Units, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form included with this letter.
     ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO MACKENZIE PARTNERS, INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (800) 322-2885.